FOURTH QUARTER  2017 Nasdaq:HMST as of January 31, 2018

Important Disclosures Forward-Looking Statements This presentation includes forward-looking statements, as that term is defined for purposes of applicable securities laws, about our industry, our future financial performance and business plans and expectations. These statements are, in essence, attempts to anticipate or forecast future events, and thus subject to many risks and uncertainties. These forward-looking statements are based on our management's current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. Forward-looking statements in this release include, among other matters, statements regarding our business plans and strategies, general economic trends (particularly those that affect mortgage origination and refinance activity) and growth scenarios and performance targets. Readers should note, however, that all statements in this presentation other than assertions of historical fact are forward-looking in nature. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in our SEC filings, including but not limited to our annual report on Form 10-K for the year ended December 31, 2107, which we expect to file on March 6, 2018. Many of these factors and events that affect the volatility in our stock price and shareholders’ response to those events and factors are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. These risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative findings or actions that may increase capital requirements or otherwise constrain our ability to do business, including restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, risks related to our ability to realize the expected cost savings from our recent restructuring activities in our single family mortgage lending operations, continue to expand our commercial and consumer banking operations, grow our franchise and capitalize on market opportunities, manage our overall growth efforts cost-effectively to attain the desired operational and financial outcomes, manage the losses inherent in our loan portfolio, make accurate estimates of the value of our non-cash assets and liabilities, maintain electronic and physical security of customer data, respond to restrictive and complex regulatory environment, and attract and retain key personnel. In addition, the volume of our mortgage banking business as well as the ratio of loan lock to closed loan volume may fluctuate due to challenges our customers may face in meeting current underwriting standards, a change in interest rates, an increase in competition for such loans, changes in general economic conditions, including housing prices and inventory levels, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and legislative or regulatory actions or reform that may affect our business or the banking or mortgage industries more generally. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward-looking statements are based on information available to the Company as of the date hereof, and we do not undertake to update or revise any forward-looking statements, for any reason. Basis of Presentation of Financial Data Unless noted otherwise in this presentation, all reported financial data is being presented as of the period ending December 31, 2017, and is unaudited, although certain information related to the year ended December 31, 2016, has been derived from our audited financial statements. All financial data should be read in conjunction with the notes in our consolidated financial statements. Non-GAAP Financial Measures Information on any non-GAAP financial measures such as core measures or tangible measures referenced in this presentation, including a reconciliation of those measures to GAAP measures, may also be found in the appendix, our SEC filings, and in the earnings release available on our web site. 2

Important Additional Information Important Additional Information HomeStreet, Inc. (“HMST” or the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders. The Company intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the SEC on January 25, 2018 ("Exhibit 99.2") contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company's securities. In the event that the holdings of the Company's securities change from the amounts provided in Exhibit 99.2, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.homestreet.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2017 annual meeting of shareholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 annual meeting of shareholders. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.homestreet.com in the section “Investor Relations.” 3

Who is HomeStreet? • Seattle‐based diversified  commercial bank ‐ company founded in 1921 • Expanding West Coast  Franchise • Growing commercial &  consumer bank with  concentrations in major  metropolitan areas of the  West Coast and Hawaii • 110 branches and primary  offices (1) in the Western  United States and Hawaii • Market leading mortgage  originator and servicer • Total assets $6.7 billion 4 (1) The number of offices listed above does not include satellite offices with a limited number of staff who report to a manager located in a separate primary office.

Strategy Optimize Single Family  Mortgage Banking &  Servicing Segment • Grow and diversify loan portfolio with focus on building meaningful commercial lending platform • Implement process improvements to gain efficiencies • Grow core deposits to improve deposit mix and support asset growth • Analyze and expand product offerings and technology • Committed to being a leading mortgage originator and servicer in our markets with retail focus, broad product mix, and competitive pricing • Focus on optimizing mortgage banking capacity within existing geographic footprint • Leverage mortgage customer distribution through marketing bank products and services • Execute on digital strategy with a focus on improved customer experience • Mitigate cost of growth through operating leverage and disciplined expense control • Target consolidated efficiency ratio of less than 75% • Commercial and Consumer segment <65% and Mortgage Banking segment <85% • Prudent levels of capital above regulatory requirements • ROTE target of >12% Expand Commercial &  Consumer Banking  Segment Disciplined expense  management Efficient use of capital Grow and diversify earnings with the goal of becoming a leading West Coast regional bank 5

 $1,000  $2,000  $3,000  $4,000  $5,000 1Q13 2Q13 3Q13 4Q13 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 $   i n   m i l l i o n s Total Deposits Compounded Annual Growth Rate: 21%  Capitol Hill Everett Ballard Greenlake  Madison PK Phinney Ridge University Issaquah Kaimuki Mission Gorge Kearny Mesa Riverside Point Loma Kennewick Baldwin Park Redmond Spokane Delivering Consistent Growth 6 De novo branch openings $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 1Q13 2Q13 3Q13 4Q13 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 $   i n   m i l l i o n s Total Assets Compounded Annual Growth Rate: 23% Compunded Organic Growth Rate: 16% Organic Acquired November 2013: Fortune ($142M) & Yakima ($125M) March 2015: Simplicity ($879M) February 2016: OCBB ($200M) August 2016: The Bank of  Oswego  ($42M)December 2015: 1 Branch ($26M) December 2013: 2 Branches ($32M) November 2016: 2 Branches  ($105M) September 2017: 1 Branch ($22M)

$8.9  $16.7  $21.0  $35.4  $46.6  33% 69% 47% 56% 96% 0% 20% 40% 60% 80% 100% 120%  $‐  $10  $20  $30  $40  $50 2013 2014 2015 2016 2017 $ in millions C&CB Core Net Income (1) C&CB % of Total Core Net Income (1) Diversification Growth in our Commercial & Consumer Banking Segment is diversifying earnings and reducing earnings volatility 7 (1) Excludes impact of income tax reform-related benefit and restructuring and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

8 Operating Highlights Results of Operations • Year-end 2017 core net income of $48.4 million, or $1.79 diluted EPS(1) • Record core net income of $46.6 million in Commercial and Consumer Banking Segment, core ROTE of 9.63% (1) • Core net income of $1.8 million in Mortgage Banking Segment – results challenged by West Coast market conditions • Fourth quarter 2017 core net income of $11.5 million, or $0.42 diluted EPS (1) • Results included a one-time, non-cash tax benefit of $23.3 million, or $0.86 per diluted share, as a result of Tax Reform • Total assets ended Dec. 31, 2017, at $6.7 billion, loans held for investment at $4.5 billion, increased 4% from Sep. 30, 2017 • Loans held for investment grew organically 18% during 2017 • Total deposits of $4.8 billion, increased 7.5% from Dec. 31, 2016 • Nonperforming asset ratio of 0.23%, the lowest level of problem assets since 2006 Strategic Results • Opened a retail deposit branch and commercial lending office in Spokane, WA • Sold a portfolio of securities acquired as part of merger transactions at a net loss of $534,000 to take advantage of the change in corporate income tax rates Recent Developments • Appointed Mark Patterson to the Board of Directors replacing Timothy Chrisman. Mark was a career institutional investor with significant banking experience, public company board experience, and is now a significant individual shareholder in the Company • Effective income tax rate, before discrete items, will decline from 31% to an estimated 21% to 22% in 2018 as a result of Tax Reform (1) Excludes impact of income tax reform-related benefit and restructuring and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

Results of Operations For the three months ended (1) Excludes impact of income tax reform-related benefit and restructuring and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures. (2) See appendix for reconciliation of non-GAAP financial measures. For the nine months ended 9 ($ in thousands) Dec. 31, 2017 Dec. 31, 2016 Dec. 31, 2017 Dec. 31, 2016 Net interest income $ 51,079 $ 48,074 $ 194,438 $ 180,049 Provision for credit losses - 350 750 4,100 Noninterest income 72,801 73,221 312,154 359,150 Noninterest expense 106,838 117,539 439,653 444,322 Net income before taxes 17,042 3,406 66,189 90,777 Income taxes (17,873) 1,112 (2,757) 32,626 Net income $ 34,915 $ 2,294 $ 68,946 $ 58,151 Diluted EPS $ 1.29 $ 0.09 $ 2.54 $ 2.34 Core net income (1) $ 11,467 $ 2,555 $ 48,429 $ 62,789 Core EPS (1) $ 0.42 $ 0.10 $ 1.79 $ 2.53 Tangible BV/share (2) $ 25.09 $ 22.33 $ 25.09 $ 22.33 Core ROAA (1) 0.67% 0.16% 0.73% 1.09% Core ROAE (1) 6.54% 1.67% 7.17% 11.09% Core ROATE (1) 6.83% 1.74% 7.50% 11.68% Net Interest Margin 3.33% 3.42% 3.31% 3.45% Core efficiency ratio (1) 86.4% 96.6% 85.9% 81.1% Tier 1 Leverage Ratio (Bank) 9.67% 10.26% 9.67% 10.26% Total Risk-Based Capital (Bank) 14.07% 14.69% 14.07% 14.69% For the three months ended For the twelve months ended

3.42% 0.03 0.032 0.034 0.036 0.038 0.04 0.042 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% N e t I n t e r e s t M a r g i n ( % ) N e t I n t e r e s t I n c o m e ( i n m i l l i o n s ) $48.1  $45.7  $46.9  $50.8  $51.1  3.42% 3.23% 3.29% 3.40% 3.33% 2.80% 3.00% 3.20% 3.40% 3.60% 3.80% 4.00%  $‐  $10.0  $20.0  $30.0  $40.0  $50.0  $6 .0 4Q16 1Q17 2Q17 3Q17 4Q17 N e t I n t e r e s t M a r g i n ( % ) N e t I n t e r e s t I n c o m e ( i n m i l l i o n s ) Net Interest Income & Margin • 4Q17 Net Interest Margin declined 7 bps and net interest income increased $0.3 million compared to the prior quarter • Net interest income growth primarily due to growth in average loans held for investment balances • NIM contracted primarily due to changes in the composition and cost of interest-bearing liabilities – primarily higher rates on FHLB borrowings 10

$5.71  $5.78  $5.84  $6.10  $6.27  3.60% 3.70% 3.80% 3.90% 4.00% 4.10% 4.20% 4.30% $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 4Q16 1Q17 2Q17 3Q17 4Q17 A v e r a g e Y i e l d A v e r a g e B a l a n c e s ( i n b i l l i o n s ) Loans Held for Sale Cash & Cash Equivalents Investment Securities Loans Held for Investment Average Yield Interest‐Earning Assets • Average total interest-earning assets increased $172 million or 3% in 4Q • Loans held for investment ending balances increased $193 million or 4% during the quarter Avg. Yield 4.03% 3.90% 3.96% 4.12% 4.12% 11

HomeStreet Available for Sale Portfolio As of 12/31/2017 2017 YTD Total Return (1) Yield (2) Duration (2) HomeStreet Investment Portfolio 3.97 3.21 5.11 Composition Adjusted Barclays US Aggregate Index (3) 3.91 3.08 4.96 HMST performance data: Bloomberg PORT+ (1) As of December 31, 2017 (2) Yield and duration Include FTE adjustment. Yields are at current market prices, not book. Duration adjusted using 35% effective tax rate (3) Barclays US Aggregate Index Adjusted to reflect HMST portfolio composition • AFS Investment security portfolio market value is $846m • The investment portfolio has an average credit rating of Aa2 12 31% 3% 18% 46% 1% 1% Investment portfolio composition as of  12/31/2017 CMO Corporates MBS Municipal Short‐Term Muni Treasury

$5.7  $4.9  $6.3  $4.6  $5.0  $9.2  $8.8  $8.3  $9.1  $67.8  $60.3  $65.9  $71.0  $58.7  $73.2  $74.5  $81.0  $83.9  $72.8   $‐  $10.0  $20.0  $30.0  $40.0  $50.0  $60.0  $70.0  $80.0  $90.0 4Q16 1Q17 2Q17 3Q17 4Q17 N o n i n t e r e s t   I n c o m e   ( i n   m i l l i o n s ) Net gain on mortgage loan origination and sale activities Loan servicing income Other noninterest income Noninterest Income • Noninterest income decreased 13% to $72.8 million in 4Q primarily due to lower net gain on loan origination and sale activities related to a decline in single family rate lock volume • Net gain on loan origination and sale activities decreased $12.3 million primarily due to 18% lower single family rate lock volume 13

$117.5  $106.9  $111.2  $114.7  $106.8  1,600 1,800 2,000 2,200 2,400 2,600 2,800 3,000  $‐  $20.0  $40.0  $60.0  $80.0  $100.0  $120.0  $140.0 4Q16 1Q17 2Q17 3Q17 4Q17 F T E N o n i n t e r e s t   E x p e n s e   ( i n   m i l l i o n s ) Core noninterest expense Restructuring‐related expenses Merger‐related expenses FTE Total noninterest expense $117.5 $106.9 $111.2 $114.7 $106.8 Restructuring‐related expenses $0.0 $0.0 $0.1 $3.9 ($0.3) Merger‐related expenses $0.4 $0.0 $0.2 $0.4 $0.1 Core noninterest expense (1) $117.1 $106.9 $111.0 $110.5 $107.0 Core salaries & related costs (1) $81.7 $71.3 $76.3 $74.8 $70.8 Core general & administrative (1) $15.9 $17.1 $15.9 $16.1 $15.9 Core other noninterest expense (1) $19.5 $18.5 $18.8 $19.6 $20.3 FTE 2,552 2,581 2,542 2,463 2,419 Core efficiency ratio (1) 96.6% 89.0% 86.8% 82.0% 86.4% Noninterest Expense • Excluding restructuring and acquisition-related expenses, core noninterest expense declined $3.5 million in 4Q, primarily due to decreased commissions resulting from lower closed loan volume and cost savings related to restructuring plans implemented in 2Q and 3Q • Noninterest expense will continue to vary primarily based on headcount and mortgage origination volume (1) Excludes restructuring and acquisition-related expenses, which are shown in “restructuring-related expenses” and “merger-related expenses” in the table. See appendix for reconciliation of non-GAAP financial measures. 14

Commercial & Consumer Banking 15

Commercial & Consumer Banking Segment Overview Overview • Strategic focus on major coastal markets of Western U.S • Diversify and grow loan portfolio average of 2- 4% per quarter(1) • Manage revenue growth to exceed non-interest expense growth, creating operating leverage • Credit strategy of generally competing on price and not on credit terms • Manage credit risk by monitoring portfolio and geographic early warning indicators • Long-term efficiency ratio target of <65% • Long-term targeted ROE > 10% Strategic Objectives • Commercial Banking  Commercial lending, including SBA  All CRE property types with multifamily focus  FNMA DUS lender / servicer  Residential and commercial construction  Commercial deposit, treasury and cash management services • Consumer Banking  Consumer loan and deposit products  Consumer investment, insurance and private banking products and services (1) Actual growth of loan portfolio is subject to, among other things, actual loan production volumes, portfolio runoff, portfolio loan sales, portfolio credit performance, net interest margin, and market forces. Other portfolio management considerations include liquidity management, capital requirements and profitability. 16

Commercial & Consumer Banking Segment 17 (1) Excludes impact of income tax reform-related expense and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures. ($ in thousands) Dec. 31, 2017 Dec. 31, 2016 Dec. 31, 2017 Dec. 31, 2016 Net interest income $ 45,876 $ 40,637 $ 174,542 $ 154,015 Provision for credit losses - 350 750 4,100 Noninterest income 12,697 13,087 42,360 35,682 Noninterest expense 38,716 35,482 148,976 138,386 Net income before taxes 19,857 17,892 67,176 47,211 Income taxes 10,496 5,846 25,114 16,412 Net income $ 9,361 $ 12,046 $ 42,062 $ 30,799 Core net income (1) $ 13,568 $ 12,307 $ 46,612 $ 35,438 Core ROAA (1) 0.91% 0.95% 0.82% 0.74% Core ROAE (1) 9.55% 9.89% 8.65% 7.64% Core ROATE (1) 10.08% 10.54% 9.16% 8.14% Core efficiency ratio (1) 66.0% 65.3% 68.4% 69.2% Net Interest Margin 3.26% 3.37% 3.25% 3.42% Total average earning assets $5,492,058 $4,832,575 $ 5,281,784 $ 4,535,603 FTE 1,068 998 1,068 998 For the three months ended For the twelve months ended

Commercial & Consumer Banking Segment – Quarter Trend

($ in thousands)	Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
	For the three months ended				
Net interest income	$ 45,876	$ 45,314	$ 42,448	$ 40,904	$ 40,637
Provision for credit losses	-	250	500	-	350
Noninterest income	12,697	11,962	8,276	9,425	13,087
Noninterest expense	38,716	37,160	36,631	36,470	35,482
Net income before taxes	19,857	19,866	13,593	13,859	17,892
Income taxes	10,496	5,904	4,147	4,567	5,846
Net income	$ 9,361	$ 13,962	$ 9,446	$ 9,292	$ 12,046
Core net income (1)	$ 13,568	$ 14,191	$ 9,561	$ 9,292	$ 12,307
Core ROAA (1)	0.91%	1.00%	0.69%	0.69%	0.95%
Core ROAE (1)	9.55%	10.35%	7.16%	7.38%	9.89%
Core ROATE (1)	10.08%	10.94%	7.59%	7.85%	10.54%
Core efficiency ratio (1)	66.0%	64.3%	71.9%	72.5%	65.3%
Net Interest Margin	3.26%	3.33%	3.22%	3.19%	3.37%
Total average earning assets	$5,492,058	$5,305,367	$5,229,120	$5,095,982	$4,832,575
FTE	1,068	1,071	1,055	1,022	998

HomeStreet

(1) Excludes impact of income tax reform-related expense and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

18

Loan Production/Loan Balance Trend

Commitments

($ in millions)	Dec. 31, 2017		Sept. 30, 2017		Jun. 30, 2017		Mar. 31, 2017		Dec. 31, 2016	
Single Family	$207	28%	$188	23%	$143	18%	$75	14%	$55	8%
Single Family Custom Home Construction	$53	7%	$61	8%	$63	8%	$48	9%	$58	8%
Home Equity and other	$98	13%	$81	10%	$92	11%	$80	15%	$68	10%
Total Consumer Loans	$358	48%	$330	41%	$298	37%	$203	37%	$181	26%
Non-owner occupied commercial real estate	$45	6%	$54	7%	$80	10%	$29	5%	$79	11%
Multifamily	$55	7%	$122	15%	$122	15%	$107	20%	$140	20%
Residential Construction	$167	23%	$167	21%	$154	19%	$133	24%	$132	19%
Commercial Real Estate/Multifamily Construction	$64	8%	$72	9%	$65	8%	$21	4%	$95	13%
Total Commercial Real Estate Loans (1)	$331	44%	$415	52%	$421	52%	$291	53%	$447	63%
Owner occupied commercial real estate	$29	4%	$31	4%	$27	3%	$22	4%	$47	7%
Commercial business	$28	4%	$29	4%	$62	8%	$28	5%	$29	4%
Total Commercial and Industrial Loans	$57	8%	$60	7%	$89	11%	$50	9%	$76	11%
Total	$746	100%	$805	100%	$808	100%	$544	100%	$704	100%

Balances

($ in millions)	Dec. 31, 2017		Sept. 30, 2017		Jun. 30, 2017		Mar. 31, 2017		Dec. 31, 2016	
Single Family	$1,381	30%	$1,269	29%	$1,148	27%	$1,100	28%	$1,083	28%
Single Family Custom Home Construction	$145	3%	$138	3%	$149	4%	$134	3%	$150	4%
Home Equity and other	$454	10%	$437	10%	$414	10%	$381	10%	$360	9%
Total Consumer Loans	$1,980	43%	$1,844	42%	$1,711	41%	$1,615	41%	$1,593	41%
Non-owner occupied commercial real estate	$623	14%	$651	15%	$617	15%	$600	15%	$588	15%
Multifamily	$728	16%	$747	17%	$781	19%	$748	19%	$674	18%
Residential Construction	$310	7%	$285	7%	$281	7%	$263	7%	$259	7%
Commercial Real Estate/Multifamily Construction	$232	5%	$231	5%	$219	5%	$214	5%	$228	6%
Total Commercial Real Estate Loans	$1,893	42%	$1,914	44%	$1,898	45%	$1,825	46%	$1,749	45%
Owner occupied commercial real estate	$392	9%	$335	8%	$325	8%	$323	8%	$283	7%
Commercial business	$265	6%	$246	6%	$249	6%	$223	6%	$224	6%
Total Commercial and Industrial Loans	$657	15%	$581	14%	$574	14%	$546	14%	$507	13%
Total Loans Held for Investment (before Deferred Fees and Allowance)	$4,530	100%	$4,339	100%	$4,183	100%	$3,986	100%	$3,849	100%

HomeStreet

19

$1.74  billion 20 Highly diversified loan portfolio by product and geography $4.53  billion $688  million Construction by property type Loan Portfolio  1 (1) Includes owner occupied CRE

Commercial Real Estate Perm Lending Overview

HomeStreet lends within the full spectrum of commercial real estate lending types, but is deliberate in achieving diversification among property types and geographic areas to mitigate concentration risk

Commercial Real Estate Property Types

	Multifamily	*Industrial/ Warehouse*	*Office*	*Retail*	*Other*
Loan Characteristics	• Up To 30 Year Term • $30MM Loan Amt. Max • ≥ 1.15 DSCR • Avg. LTV @ Orig. ~ 61%	• Up To 15 Year Term • $30MM Loan Amt. Max • ≥ 1.25 DSCR • Avg. LTV @ Orig. ~ 68%	• Up To 15 Year Term • $30MM Loan Amt. Max • ≥ 1.25 DSCR • Avg. LTV @ Orig. ~ 68%	• Up To 15 Year Term • $30MM Loan Amt. Max • ≥ 1.25 DSCR • Avg. LTV @ Orig. ~ 62%	• Additional property types are reviewed on a case by case basis • Includes acquired loan types • Examples include: Self Storage & Hotel
12/31/17 Balances Outstanding totaling $1.74 billion	Balance: $727M % of Balances: 42% Portfolio Avg. LTV ~ 55% [(1)] Portfolio Avg. DSCR ~ 1.53x Avg. Loan Size: $3.5M Largest Dollar Loan: $26.0M	Balance: $229M % of Balances: 13% % Owner Occupied: 51% Portfolio LTV ~ 56% [(1)] Portfolio Avg. DSCR ~ 1.61x Avg. Loan Size: $1.3M Largest Dollar Loan: $12.1M	Balance: $340M % of Balances: 20% % Owner Occupied: 25% Portfolio LTV ~ 59% [(1)] Portfolio Avg. DSCR ~ 1.73x Avg. Loan Size: $3.9M Largest Dollar Loan: $25.3M	Balance: $268M % of Balances: 15% % Owner Occupied: 24% Portfolio LTV ~ 52% [(1)] Portfolio Avg. DSCR ~ 1.73x Avg. Loan Size: $3.8M Largest Dollar Loan: $19.4M	Balance: $179M % of Balances: 10% % of Owner Occupied: 25% Portfolio LTV ~ 45% [(1)] Portfolio Avg. DSCR ~ 1.77x Avg. Loan Size: $2.7M Largest Dollar Loan: $27.3M

Geographical Distribution (balances)



13%
10%
36%
19%
7%
16%
2%
20%
53%
20%
3
2%
19%
11%
11%
15%
38%
6%
13%
21%
13%
32%
17%
5%
4%
16%
6%
1%
8%
66%

WA-Puget Sound | WA-Other | Oregon | CA-Los Angeles County | CA-Other | Other Includes: AK,AZ,CO,HI,ID,NV,TX,UT

[HomeStreet]

(1) Property values as of origination date

21

Construction Lending Overview

Construction lending is a broad category that includes many different loan types, which are often characterized by different risk profiles. HomeStreet lends within the full spectrum of construction lending types, but is deliberate in achieving diversification among the types to mitigate risk. Additionally, recent geographic expansion has provided an opportunity to increase diversification.

Construction Lending Types

Custom Home Construction	*Multifamily*	*Commercial*	*Residential Construction*	*Land & Lots*
Loan Characteristics				
• 12 Month Term • Consumer Owner Occupied • Borrower Underwritten similar to Single Family	• 18-36 Month Term • ≤ 80% LTC • Minimum 15% Cash Equity • ≥ 1.15 DSC • Portfolio LTV ~ 61%	• 18-36 Month Term • ≤ 80% LTC • Minimum 15% Cash Equity • ≥ 1.25 DSC • ≥ 50% pre-leased office/retail • Portfolio LTV ~65%	• 12-18 Month Term • LTC: ≤ 95% Presale & Spec • Leverage, Liquid. & Net Worth Covenants as appropriate • Portfolio LTV ~ 66%	• 12-24 Month Term • ≤ 50% -80% LTC • Strong, experienced, vertically integrated builders • Portfolio LTV ~ 65%
12/31/17 Balances and Commitments totaling $688 million				
Balance: $145M Unfunded Commitments: $126M % of Balances: 21% % of Unfunded Commitments: 18% Avg. Loan Size: $481K Largest Dollar Loan: $2.3M	Balance: $218M Unfunded Commitments: $214M % of Balances: 32% % of Unfunded Commitments: 30% Avg. Loan Size: $3.5M Largest Dollar Loan: $23.4M	Balance: $40M Unfunded Commitments: $76M % of Balances: 6% % of Unfunded Commitments: 11% Avg. Loan Size: $9.7M Largest Dollar Loan: $14.5M	Balance: $212M Unfunded Commitments: $273M % of Balances: 31% % of Unfunded Commitments: 39% Avg. Loan Size: $634K Largest Dollar Loan: $6.2M	Balance: $72M Unfunded Commitments: $18M % of Balances: 10% % of Commitments: 3% Avg. Loan Size: $1.4M Largest Dollar Loan: $4.3M

Geographical Distribution (balances)



34%
28%
14%
7%
5%
4%
3%
2%
26%
14%
14%
13%
11%
9%
7%
5%
2%
60%
20%
9%
6%
5%
30%
16%
8%
8%
4%
2%
1%
44%
35%
5%
5%
3%
3%
3%
Seattle Metro
Puget Sound Other
WA Other
Portland Metro
OR Other
Hawaii
California
Utah
Idaho
Other : AZ,CO

HomeStreet

22

Credit Quality

($ in thousands)	Dec. 31, 2017		Sept. 30, 2017		Jun. 30, 2017		Mar. 31, 2017		Dec. 31, 2016	
	HMST	Peer Mdn [5]	HMST	Peer Mdn [5]	HMST	Peer Mdn [5]	HMST	Peer Mdn [5]	HMST	Peer Mdn [5]
Nonperforming assets [1]	$15,705	--	$18,827	--	$20,073	--	$24,322	--	$25,785	--
Nonperforming loans	$15,041	--	$15,123	--	$15,476	--	$18,676	--	$20,542	--
OREO	$664	--	$3,704	--	$4,597	--	$5,646	--	$5,243	--
Nonperforming assets/total assets [1]	0.23%	[3]	0.28%	0.32%	0.30%	0.33%	0.38%	0.31%	0.41%	0.35%
Nonperforming loans/total loans	0.33%	[3]	0.35%	0.37%	0.37%	0.33%	0.47%	0.28%	0.53%	0.35%
Total delinquencies/total loans	1.52%	[3]	1.60%	0.67%	1.56%	0.69%	1.67%	0.67%	1.88%	0.74%
Total delinquencies/total loans - adjusted [2]	0.37%	[3]	0.44%	0.61%	0.45%	0.67%	0.50%	0.67%	0.58%	0.74%
ALLL / total loans	0.83%	[3]	0.85%	1.08%	0.86%	1.09%	0.87%	1.19%	0.88%	1.20%
ALLL / Nonperforming loans (NPLs)	251.63%	[3]	245.02%	263.34%	233.50%	277.19%	185.99%	345.22%	165.52%	334.43%
ALLL / total loans, excluding purchased loans	0.90%	--	0.93%	--	0.95%	--	0.97%	--	1.00%	--
Purchased Discount & Reserves/Gross Purchased Loans [4]	2.87%	--	2.98%	--	3.03%	--	2.93%	--	2.96%	--

- Credit Quality continues to reflect excellent loan quality:
  - Nonperforming assets declined to 0.23% of total assets compared to 0.28% in 3Q17
  - Nonperforming loans declined to $15.0 million compared to $15.1 million in 3Q17
  - OREO balances decreased to $0.7 million compared to $3.7 million in 3Q17
  - Total delinquencies (adjusted[2]) declined to 0.37% compared to 0.44% in 3Q17

[1] Nonperforming assets includes nonaccrual loans and OREO, excludes performing TDRs and SBAs
[2] Total delinquencies and total loans - adjusted (net of Ginnie Mae EBO loans (FHA/VA loans) and guaranteed portion of SBA loans)
[3] Not available at time of publishing
[4] While not a loss reserve, purchase discounts are available to absorb credit related losses on loans purchased with discounts
[5] Credit peer group selected in consultation with our regulators comprising banks with similar loan portfolio characteristics

[HomeStreet]
23

Deposits 24 10% 9% 9% 11% 8% 25% 26% 27% 25% 25% 54% 52% 51% 51% 54% 12% 13% 12% 13% 12% $4,430  $4,596  $4,748  $4,670  $4,761   $‐  $500  $1,000  $1,500  $2,000  $2,500  $3,000  $3,500  $4,000  $4,500  $5,000 12/31/2016 3/31/2017 6/30/2017 9/30/2017 12/31/2017 B a l a n c e s   ( i n   m i l l i o n s ) Noninterest‐Bearing Transaction & Savings Deposits Interest‐Bearing Transaction &  Savings Deposits Time Deposits Mortgage Svcg. Escrow Accts. & Other Total Cost of Deposits 0.51% 0.52% 0.52% 0.53% 0.57% • Total deposits of $4.76 billion at December 31, 2017 increased $90 million or 2% from September 30, 2017 and increased $331 million or 7% from December 31, 2016 • Transaction and savings accounts increased 6% from the prior quarter, primarily due to growth in business money market deposit balances • Deposit growth during the quarter of 6% in our de novo branches, those opened within five years. Opened 19 branches, or 32% of our total network, since 2012

Mortgage Banking 25

Mortgage Banking Segment Overview Overview • Optimize operations and origination capacity to match market conditions • Leverage new loan origination system to drive operational efficiency, provide stronger compliance management controls and improve customer service • Use retail focus, broad product mix, technology, and competitive pricing to increase market share • Long-term efficiency ratio target of <85% • Long-term targeted ROE of >20% Strategic Objectives • Regional Single Family mortgage origination and servicing platform • Retail origination platform • Majority of production sold into secondary market • Fannie Mae, Freddie Mac, FHA, VA lender since programs’ inceptions • Portfolio products: jumbo, HELOC and custom home construction • Servicing retained on majority of originated loans sold to secondary markets • Optimize existing investment in infrastructure and personnel (1) Actual growth of loan portfolio is subject to, among other things, actual loan production volumes, portfolio runoff, portfolio loan sales, portfolio credit performance, net interest margin, and market forces. Other portfolio management considerations include liquidity management, capital requirements and profitability. 26

Mortgage Banking Segment 27 ($ in thousands) Dec. 31, 2017 Dec. 31, 2016 Dec. 31, 2017 Dec. 31, 2016 Net interest income $ 5,203 $ 7,437 $ 19,896 $ 26,034 Noninterest income 60,104 60,134 269,794 323,468 Noninterest expense 68,122 82,057 290,676 305,937 Net income (loss) before taxes (2,815) (14,486) (986) 43,565 Income taxes (28,369) (4,734) (27,871) 16,214 Net income (loss) $ 25,554 $ (9,752) $ 26,885 $ 27,351 Core net income (loss) (1) $ (2,101) $ (9,752) $ 1,817 $ 27,351 Core ROAA (1) (0.84)% (3.55)% 0.20% 2.79% Core ROATE (1) (5.88)% (31.91)% 1.31% 26.78% Core efficiency ratio (1) 104.7% 121.4% 99.1% 87.5% FTE 1,351 1,554 1,351 1,554 For the three months ended For the twelve months ended (1) Excludes impact of income tax reform-related benefit and restructuring-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

Mortgage Banking Segment – Quarter Trend 28 ($ in thousands) Dec. 31, 2017 Sept. 30, 2017 Jun. 30, 2017 Mar. 31, 2017 Dec. 31, 2016 Net interest income $ 5,203 $ 5,526 $ 4,420 $ 4,747 $ 7,437 Noninterest income 60,104 71,922 72,732 65,036 60,134 Noninterest expense 68,122 77,537 74,613 70,404 82,057 Net income (loss) before taxes (2,815) (89) 2,539 (621) (14,486) Income taxes (28,369) 34 776 (312) (4,734) Net income (loss) $ 25,554 $ (123) $ 1,763 $ (309) $ (9,752) Core net income (loss) (1) $ (2,101) $ 2,397 $ 1,830 $ (309) $ (9,752) Core ROAA (1) (0.84)% 0.92% 0.83% (0.14)% (3.55)% Core ROATE (1) (5.88)% 6.82% 5.52% (0.90)% (31.91)% Core efficiency ratio (1) 104.7% 95.1% 96.6% 100.9% 121.4% FTE 1,351 1,392 1,487 1,558 1,554 For the three months ended (1) Excludes impact of income tax reform-related benefit and restructuring-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

Mortgage Origination (1) Represents combined value of secondary market gains and originated mortgage servicing rights stated as a percentage of interest rate lock commitments. (2) Loan origination and funding fees stated as a percentage of mortgage originations from the retail channel and excludes loans purchased from WMS. 29 Q416 Q117 Q217 Q317 Q417 Secondary gains/rate locks (1) 299 312 294 303 290 Loan fees/closed loans (2) 35 37 37 39 39 Composite Margin 334 349 331 342 329 Q416 Q117 Q217 Q317 Q417 HMST $2,377 $1,544 $1,866 $1,863 $1,753 WMS $138 $77 $145 $172 $134 Closed Loans $2,515 $1,621 $2,011 $2,035 $1,887 Purchase % 57% 67% 78% 77% 68% Refinance % 43% 33% 22% 23% 32% Rate locks $1,766 $1,623 $1,950 $1,873 $1,535 Purchase % 63% 73% 77% 71% 68% Refinance % 37% 27% 23% 29% 32%

Mortgage Servicing  As of December 31, 2017 • Constant Prepayment Rate (CPR) – 13.5% for Q4 2017 • W.A. servicing fee – 28.2 bps • MSRs represent 1.14% of ending UPB – 4.05 W.A. servicing fee multiple • W.A age – 29.2 months • W.A. expected life – 70.9 months as of 12/31/17 • Composition of government – 24.4% • Total delinquency – 1.4% (including foreclosures) • W.A. note rate – 4.00% 30 $19,488  $20,303  $21,105  $21,892  $22,631  4.08  4.11  3.97  3.96  4.05  2.50 2.70 2.90 3.10 3.30 3.50 3.70 3.90 4.10 4.30 4.50 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 $18,000 $20,000 $22,000 $24,000 Q416 Q117 Q217 Q317 Q417 Mortgage Servicing Portfolio ($ in millions) Mortgage Servicing Portfolio ($ in millions) W.A. Servicing Fee Multiple

Mortgage Market & Competitive Landscape 31 Mortgage Market • Despite the recent increase in mortgage rates, rates remain historically low on an absolute basis • The most recent Mortgage Bankers Association monthly forecast projects total loan originations to decrease 5.91% in 2018 over last year, and then increase 2.24% in 2019. • Low rates should continue to support housing affordability. Nationally, purchases are expected to increase by 6.58% from 2017 and comprise 74% of volume in 2018. • Purchases comprised 63% of originations nationally and 54% in the Pacific Northwest in the fourth quarter. HomeStreet continues to perform above the national and regional averages, with purchases accounting for 68% of our closed loans and interest rate lock commitments in the quarter. Competitive Landscape • HomeStreet maintained its position as the number one loan originator by volume of purchase mortgages in the Puget Sound region, and increased market share to number one for total originations in the same areas. • Purchase demand continues to remain strong in many of our markets, however limited inventory continues to be a significant constraining issue. Months supply of inventory and time on the market are both down significantly in most of our major markets. • New home construction in our markets is constrained by the geography of the West Coast and the lingering effects of the last recession.

Outlook 32

Outlook

Revenue Growth Outpacing Expense Growth, Driving Operating Efficiencies and Strong Returns

- Locations in the high-growth markets of the Western United States and Hawaii
- Above average loan growth while containing credit risk
- Grow core, relationship-based deposits
- Optimizing existing investment in Mortgage Banking segment

Key Drivers Guidance

Metric	1Q18	2Q18	2018
Mortgage loan locks and forward sale commitments	$1.7B	$2.1B	$7.2B
Mortgage loan held for sale closing volume	$1.5B	$2.1B	$7.4B
Mortgage banking gain on sale composite margin	315-325 bps	315-325 bps	315-325 bps
Average quarterly net loan portfolio growth	2% - 4%	2% - 4%	2% - 4%
Net interest margin	3.25% - 3.35%	3.25% - 3.35%	3.30% - 3.40%
Average noninterest expense growth (1)	(1%)	5% - 8%	1.0%

HomeStreet

The information in this presentation, particularly including but not limited to that presented on this slide, is forward-looking in nature, and you should review Item 1A, "Risk Factors," in our most recent Annual Report on Form 10-K for a list of factors that may cause us to deviate from our plans or to fall short of our expectations.

(1) Subject to seasonality and cyclicality in single family closed loan volume

33

. Appendix 34

Statements of Financial Condition 35 ($ in thousands) Dec. 31, 2017 Sept. 30, 2017 Jun. 30, 2017 Mar. 31, 2017 Dec. 31, 2016 Cash and cash equivalents $ 72,718 $ 55,050 $ 54,447 $ 61,492 $ 53,932 Investment securities 904,304 919,459 936,522 1,185,654 1,043,851 Loans held for sale 610,902 851,126 784,556 537,959 714,559 Loans held for investment, net 4,506,466 4,313,225 4,156,424 3,957,959 3,819,027 Mortgage servicing rights 284,653 268,072 258,222 257,421 245,860 Other real estate owned 664 3,704 4,597 5,646 5,243 Federal Home Loan Bank stock, at cost 46,639 52,486 41,769 41,656 40,347 Premises and equipment, net 104,654 104,389 101,797 97,349 77,636 Goodwill 22,564 22,564 22,175 22,175 22,175 Other assets 188,477 206,271 226,048 233,832 221,070 Total assets $ 6,742,041 $ 6,796,346 $ 6,586,557 $ 6,401,143 $ 6,243,700 Deposits $ 4,760,952 $ 4,670,486 $ 4,747,771 $ 4,595,809 $ 4,429,701 Federal Home Loan Bank advances 979,201 1,135,245 867,290 862,335 868,379 Accounts payable and other liabilities 172,234 193,866 190,421 176,891 191,189 Long-term debt 125,274 125,280 125,234 125,189 125,147 Total liabilities 6,037,661 6,124,877 5,930,716 5,760,224 5,614,416 Preferred stock - - - - - Common stock 511 511 511 511 511 Additional paid-in capital 339,009 338,283 337,515 336,875 336,149 Retained earnings 371,982 337,067 323,228 312,019 303,036 Accumulated other comprehensive income (loss) (7,122) (4,392) (5,413) (8,486) (10,412) Total shareholders’ equity 704,380 671,469 655,841 640,919 629,284 Total liabilities and shareholders’ equity $ 6,742,041 $ 6,796,346 $ 6,586,557 $ 6,401,143 $ 6,243,700

Results of Operations – Quarter Trend

($ in thousands)	Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
	For the three months ended				
Net interest income	$ 51,079	$ 50,840	$ 46,868	$ 45,651	$ 48,074
Provision for credit losses	-	250	500	-	350
Noninterest income	72,801	83,884	81,008	74,461	73,221
Noninterest expense	106,838	114,697	111,244	106,874	117,539
Net income before taxes	17,042	19,777	16,132	13,238	3,406
Income taxes	(17,873)	5,938	4,923	4,255	1,112
Net income	$ 34,915	$ 13,839	$ 11,209	$ 8,983	$ 2,294
Diluted EPS	$ 1.29	$ 0.51	$ 0.41	$ 0.33	$ 0.09
Core net income [(1)]	$ 11,467	$ 16,588	$ 11,391	$ 8,983	$ 2,555
Core EPS [(1)]	$ 0.42	$ 0.61	$ 0.42	$ 0.33	$ 0.10
Tangible BV/share [(2)]	$ 25.09	$ 23.86	$ 23.30	$ 22.73	$ 22.33
Core ROAA [(1)]	0.67%	0.99%	0.71%	0.57%	0.16%
Core ROAE [(1)]	6.54%	9.71%	6.82%	5.53%	1.67%
Core ROATE [(1)]	6.83%	10.15%	7.14%	5.81%	1.74%
Net Interest Margin	3.33%	3.40%	3.29%	3.23%	3.42%
Core efficiency ratio [(1)]	86.4%	82.0%	86.8%	89.0%	96.6%
Tier 1 Leverage Ratio (Bank)	9.67%	9.86%	10.13%	9.98%	10.26%
Total Risk-Based Capital (Bank)	14.07%	13.65%	14.01%	14.02%	14.69%

[(1)] Excludes impact of income tax reform-related benefit and restructuring and acquisition-related expenses, net of tax. See appendix for reconciliation of non-GAAP financial measures.

[(2)] See appendix for reconciliation of non-GAAP financial measures.

HomeStreet

36

Segment Core Earnings Contribution 37 (1) Excludes impact of income tax reform-related (benefit ) expense and restructuring and acquisition-related expenses, net of tax. ($ in thousands) Dec. 31, 2012 Dec. 31, 2013 Dec. 31, 2014 Dec. 31, 2015 Dec. 31, 2016 Dec. 31, 2017 1/1/12 - 12/31/17 Commercial & Consumer Banking Core net income (loss) (1) $ (14,494) $ 8,930 $ 16,734 $ 21,035 $ 35,438 $ 46,612 $ 114,256 Core ROATE (1) (6.70)% 4.03% 7.78% 7.11% 8.14% 9.63% 5.00% Core ROAA (1) (0.67)% 0.40% 0.65% 0.59% 0.74% 0.82% 0.42% Core efficiency ratio (1) 107.7% 82.9% 76.3% 74.9% 69.2% 68.4% 79.9% Mortgage Banking Core net income (1) $ 96,620 $ 17,836 $ 7,510 $ 23,302 $ 27,351 $ 1,817 $ 174,436 Core ROATE (1) 173.83% 28.36% 10.00% 18.81% 26.78% 1.37% 43.19% Core ROAA (1) 18.98% 2.84% 1.18% 2.36% 2.79% 0.20% 4.72% Core efficiency ratio (1) 50.1% 85.6% 93.8% 87.1% 87.5% 99.1% 83.9% HomeStreet Consolidated Core net income (1) $ 82,126 $ 26,766 $ 24,245 $ 44,337 $ 62,789 $ 48,429 $ 288,692 Core ROATE (1) 38.86% 10.86% 8.81% 10.50% 11.68% 7.50% 14.70% Core ROAA (1) 3.42% 0.98% 0.76% 0.97% 1.09% 0.73% 1.33% Core efficiency ratio (1) 61.5% 84.8% 87.6% 83.0% 81.1% 85.9% 80.6% For the twelve months ended Aggregate Earnings & Avg. Returns

Stock Price Performance Since IPO 38 ‐50% 0% 50% 100% 150% 200% 250% HomeStreet, Inc. KBW Nasdaq Regional Bank Index 1 Year Ending 3 Year Ending 5 Year Ending Since IPO Ending 12/29/2017 12/29/2017 12/29/2017 2/10/12 ‐ 12/29/17 HomeStreet, Inc. ‐8.5% 67.4% 10.7% 163.2% KBW Nasdaq Regional Bank Index ‐0.4% 41.5% 93.8% 107.3% 9/29/2017 9/29/2017 9/29/2017 9/29/2017 HomeStreet, Inc. 6.6% 18.0% 43.0% 145.5% KBW Nasdaq Regional Bank Index 27.3% 34.3% 92.3% 103.9% 6/30/2017 6/30/2017 6/30/2017 6/30/2017 HomeStreet, Inc. 39.4% 19.2% 72.2% 151.6% KBW Nasdaq Regional Bank Index 35.2% 20.2% 91.4% 99.3% 3/31/2017 3/31/2017 3/31/2017 3/31/2017 HomeStreet, Inc. 31.3% 50.1% 99.9% 154.1% KBW Nasdaq Regional Bank Index 37.6% 33.8% 85.7% 99.5%

Non-GAAP Financial Measures

Tangible Book Value:

(dollars in thousands, except share data)	Quarter Ended Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Twelve Months Ended Dec. 31, 2017	Dec. 31, 2016
Shareholders' equity	$704,380	$671,469	$655,841	$640,919	$629,284	$704,380	$629,284
Less: Goodwill and other intangibles	(29,661)	(29,893)	(29,783)	(30,275)	(30,789)	(29,661)	(30,789)
Tangible shareholders' equity	$674,719	$641,576	$626,058	$610,644	$598,495	$674,719	$598,495
Common shares outstanding	26,888,288	26,884,402	26,874,871	26,862,744	26,800,183	26,888,288	26,800,183
Book value per share	$26.20	$24.98	$24.40	$23.86	$23.48	$26.20	$23.48
Impact of goodwill and other intangibles	(1.11)	(1.12)	(1.10)	(1.13)	(1.15)	(1.11)	(1.15)
Tangible book value per share	$25.09	$23.86	$23.30	$22.73	$22.33	$25.09	$22.33
Average shareholders' equity	$701,849	$683,186	$668,377	$649,439	$616,497	$675,877	$566,148
Less: Average goodwill and other intangibles	(29,898)	(29,722)	(30,104)	(30,611)	(29,943)	(30,081)	(28,580)
Average tangible shareholders' equity	$671,951	$653,464	$638,273	$618,828	$586,554	$645,796	$537,568
Return on average shareholders' equity	19.90%	8.10%	6.71%	5.53%	1.49%	10.20%	10.27%
Impact of goodwill and other intangibles	0.88%	0.37%	0.31%	0.28%	0.07%	0.48%	0.55%
Return on average tangible shareholders' equity	20.78%	8.47%	7.02%	5.81%	1.56%	10.68%	10.82%

[HomeStreet]

39

Non-GAAP Financial Measures

Core Net Income:

(dollars in thousands)	Quarter Ended Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Twelve Months Ended Dec. 31, 2017	Dec. 31, 2016
Net income	$34,915	$13,839	$11,209	$8,983	$2,294	$68,946	$58,151
Impact of income tax reform-related benefit	(23,326)	-	-	-	-	(23,326)	-
Impact of restructuring-related items (net of tax)	(169)	2,520	67	-	-	2,418	-
Impact of acquisition-related items (net of tax)	47	229	115	-	261	391	4,638
Net income, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related items (net of tax)	$11,467	$16,588	$11,391	$8,983	$2,555	$48,429	$62,789
Noninterest expense	$106,838	$114,697	$111,244	$106,874	$117,539	$439,653	$444,322
Impact of restructuring-related expenses	260	(3,877)	(103)	-	-	(3,720)	-
Impact of acquisition-related expenses	(72)	(353)	(177)	-	(401)	(602)	(7,136)
Noninterest expense, excluding restructuring and acquisition-related expenses	$107,026	$110,467	$110,964	$106,874	$117,138	$435,331	$437,186
Diluted earnings per common share	$1.29	$0.51	$0.41	$0.33	$0.09	$2.54	$2.34
Impact of income tax reform-related benefit	(0.86)	-	-	-	-	(0.86)	-
Impact of restructuring-related items (net of tax)	(0.01)	0.09	-	-	-	0.09	-
Impact of acquisition-related items (net of tax)	-	0.01	0.01	-	0.01	0.02	0.19
Diluted earnings per common share, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related items (net of tax)	$0.42	$0.61	$0.42	$0.33	$0.10	$1.79	$2.53
Return on average assets	2.03%	0.83%	0.70%	0.57%	0.15%	1.05%	1.01%
Impact of income tax reform-related benefit	(1.35)%	0.00%	0.00%	0.00%	0.00%	(0.35)%	0.00%
Impact of restructuring-related items (net of tax)	(0.01)%	0.15%	0.00%	0.00%	0.00%	0.04%	0.00%
Impact of acquisition-related items (net of tax)	0.00%	0.01%	0.01%	0.00%	0.01%	(0.01)%	0.08%
Return on average assets, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related items (net of tax)	0.67%	0.99%	0.71%	0.57%	0.16%	0.73%	1.09%

HomeStreet

40

Non-GAAP Financial Measures

Core Net Income (continued):

(dollars in thousands)	Quarter Ended Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Twelve Months Ended Dec. 31, 2017	Dec. 31, 2016
Return on average shareholders' equity	19.90%	8.10%	6.71%	5.53%	1.49%	10.20%	10.27%
Impact of income tax reform-related benefit	(13.29)%	0.00%	0.00%	0.00%	0.00%	(3.45)%	0.00%
Impact of restructuring-related items (net of tax)	(0.10)%	1.49%	0.04%	0.00%	0.00%	0.36%	0.00%
Impact of acquisition-related items (net of tax)	0.03%	0.12%	0.07%	0.00%	0.18%	0.06%	0.82%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related items (net of tax)	6.54%	9.71%	6.82%	5.53%	1.67%	7.17%	11.09%
Return on average tangible shareholders' equity	20.78%	8.47%	7.02%	5.81%	1.56%	10.68%	10.82%
Impact of income tax reform-related benefit	(13.89)%	0.00%	0.00%	0.00%	0.00%	(3.61)%	0.00%
Impact of restructuring-related items (net of tax)	(0.10)%	1.54%	0.05%	0.00%	0.00%	0.37%	0.00%
Impact of acquisition-related items (net of tax)	0.04%	0.14%	0.07%	0.00%	0.18%	0.06%	0.86%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring (net of tax) and acquisition-related items (net of tax)	6.83%	10.15%	7.14%	5.81%	1.74%	7.50%	11.68%
Efficiency ratio	86.24%	85.13%	86.99%	88.98%	96.90%	86.79%	82.40%
Impact of restructuring-related items	0.21%	(2.87)%	(0.08)%	0.00%	0.00%	(0.73)%	0.00%
Impact of acquisition-related items	(0.06)%	(0.26)%	(0.14)%	0.00%	(0.33)%	(0.13)%	(1.32)%
Efficiency ratio, excluding restructuring and acquisition-related items	86.39%	82.00%	86.77%	88.98%	96.57%	85.93%	81.08%

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Non-GAAP Financial Measures

Core Net Income – Commercial & Consumer Banking:

(dollars in thousands)	Quarter Ended Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Twelve Months Ended Dec. 31, 2017	Dec. 31, 2016
Commercial and Consumer Banking Segment:							
Net income	$9,361	$13,962	$9,446	$9,292	$12,046	$42,061	$30,800
Impact of income tax reform-related expense	4,160	-	-	-	-	4,160	-
Impact of acquisition-related items (net of tax)	47	229	115	-	261	391	4,638
Net income, excluding income tax reform-related expense and acquisition-related items (net of tax)	$13,568	$14,191	$9,561	$9,292	$12,307	$46,612	$35,438
ROAA	0.63%	0.98%	0.69%	0.69%	0.93%	0.74%	0.64%
Impact of income tax reform-related expense	0.28%	0.00%	0.00%	0.00%	0.00%	0.07%	0.00%
Impact of acquisition-related items (net of tax)	0.00%	0.02%	0.00%	0.00%	0.02%	0.01%	0.10%
ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	0.91%	1.00%	0.69%	0.69%	0.95%	0.82%	0.74%
ROAE	6.59%	10.19%	7.08%	7.38%	9.68%	7.81%	6.64%
Impact of income tax reform-related expense	2.93%	0.00%	0.00%	0.00%	0.00%	0.77%	0.00%
Impact of acquisition-related items (net of tax)	0.03%	0.16%	0.08%	0.00%	0.21%	0.07%	1.00%
ROAE, excluding income tax reform-related expense and acquisition-related items (net of tax)	9.55%	10.35%	7.16%	7.38%	9.89%	8.65%	7.64%
ROATE	6.96%	10.76%	7.50%	7.85%	10.31%	8.27%	7.08%
Impact of income tax reform-related expense	3.09%	0.00%	0.00%	0.00%	0.00%	0.82%	0.00%
Impact of acquisition-related items (net of tax)	0.03%	0.18%	0.09%	0.00%	0.23%	0.07%	1.06%
ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	10.08%	10.94%	7.59%	7.85%	10.54%	9.16%	8.14%
Efficiency ratio	66.10%	64.88%	72.22%	72.46%	66.04%	68.68%	72.95%
Impact of acquisition-related items (net of tax)	(0.12)%	(0.62)%	(0.35)%	0.00%	(0.74)%	(0.27)%	(3.76)%
Efficiency ratio, excluding acquisition-related items (net of tax)	65.98%	64.26%	71.87%	72.46%	65.30%	68.41%	69.19%

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Non-GAAP Financial Measures

Core Net Income – Mortgage Banking:

(dollars in thousands)	Quarter Ended Dec. 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Twelve Months Ended Dec. 31, 2017	Dec. 31, 2016
Mortgage Banking Segment:							
Net income	$25,554	($123)	$1,763	($309)	($9,752)	$26,885	$27,351
Impact of income tax reform-related benefit	(27,486)	-	-	-	-	(27,486)	-
Impact of restructuring-related items (net of tax)	(169)	2,520	67	-	-	2,418	-
Net income, excluding income tax reform-related tax benefit and restructuring-related expenses (net of tax)	($2,101)	$2,397	$1,830	($309)	($9,752)	$1,817	$27,351
ROAA	10.22%	(0.05)%	0.80%	(0.14)%	(3.55)%	2.91%	2.79%
Impact of income tax reform-related benefit	(11.00)%	0.00%	0.00%	0.00%	0.00%	(2.97)%	0.00%
Impact of restructuring-related items (net of tax)	(0.07)%	0.96%	0.03%	0.00%	0.00%	0.26%	0.00%
ROAA, excluding income tax reform-related tax benefit and restructuring-related expenses (net of tax)	(0.84)%	0.92%	0.83%	(0.14)%	(3.55)%	0.20%	2.79%
ROATE	71.46%	(0.35)%	5.32%	(0.90)%	(31.91)%	19.45%	26.78%
Impact of income tax reform-related benefit	(76.87)%	0.00%	0.00%	0.00%	0.00%	(19.89)%	0.00%
Impact of restructuring-related items (net of tax)	(0.47)%	7.17%	0.20%	0.00%	0.00%	1.75%	0.00%
ROATE, excluding income tax reform-related tax benefit and restructuring-related expenses (net of tax)	(5.88)%	6.82%	5.52%	(0.90)%	(31.91)%	1.31%	26.78%
Efficiency ratio	104.31%	100.11%	96.71%	100.89%	121.44%	100.34%	87.54%
Impact of restructuring-related items	0.40%	(5.00)%	(0.13)%	0.00%	0.00%	(1.28)%	0.00%
Efficiency ratio, excluding restructuring-related expenses (net of tax)	104.71%	95.11%	96.58%	100.89%	121.44%	99.06%	87.54%

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